CONEXEU SCIENCES
BOARD COMPENSATION NOTICE
Effective June 15, 2026

Dear Dr. Aaron Farberg,

On behalf of Conexeu Sciences, Inc., I am pleased to confirm the updated terms of your compensation as a member of the Board of Directors, effective June 15, 2026.

1.  Board Role

Name:            Aaron Farberg

Role:              Non-Employee Director

Effective Date: June 15, 2026

2.  Committee Assignments

•  Audit Committee: Chair (outgoing - through June 14, 2026), Member (effective June 15, 2026)
•  N&G Committee: Chair (effective June 15, 2026)
•  Compensation Committee: Chair (outgoing - through June 14, 2026)

3.  Annual Compensation

Compensation Element	Annual Amount	Payment
Base Board Retainer	$50,000	Quarterly in arrears
Audit Committee - Member	$7,500	Quarterly in arrears
N&G Committee - Chair	$7,500	Quarterly in arrears
Annual RSU Grant	$100,000	Annually on June 15
TOTAL ANNUAL COMPENSATION	$165,000

Note

Aaron Farberg transitions from Compensation Committee Chair (current role, through June 14, 2026) to N&G Committee Chair, and from Audit Committee Chair (current role, through June 14, 2026) to Audit Committee Member, effective June 15, 2026.

Total Annual Compensation (cash + equity): $165,000

4.  Annual Equity Grant

The board member will receive an annual equity grant of restricted stock units ("RSUs") under the company's existing Stock Incentive Plan (the "Plan"). The annual equity grant will have a grant date value of $100,000 of RSU's at the conclusion of each 12-month period from the date of this Agreement, with 25% vesting occurring on each quarter thereafter over the following 12 months, with full acceleration of all then-outstanding and unvested RSUs immediately prior to the closing of a Change in Control (as defined in the Plan), provided the Board Member remains in Continuous Service through such date (single-trigger). The number of RSU's will be calculated by dividing the grant value by the Fair Market Value (as defined in the Plan) of the shares of common stock underlying the RSUs on the date of grant rounded down to the nearest whole share. All vesting is subject to the Board Member's Continuous Service on each applicable vesting date. Vesting and forfeiture are subject to Continuous Service as defined in the Plan. Full single-trigger acceleration of all then-outstanding and unvested RSUs applies immediately prior to the closing of a Change in Control.

5.  Director Stock Ownership Guideline

5.1 Director Stock Ownership Guidelines. To promote long-term alignment between the Board and the Company's stockholders, each non-employee director is expected to achieve and maintain a minimum level of equity ownership in the Company equal to five times (5x) the annual cash retainer (the "Ownership Guideline"). Based on the current annual cash retainer of $50,000, the Ownership Guideline is $250,000 in Company equity value. Each non-employee director shall have five (5) years from the later of (a) the Effective Date of this Board Compensation Notice (the "Notice") or (b) the date of any future increase in the Ownership Guideline, to achieve the Ownership Guideline level (the "Phase-In Period").

5.2 For purposes of calculating compliance with the Ownership Guideline, qualifying equity shall include: (a) shares of Company common stock owned directly or beneficially by the Board Member or their immediate family members residing in the same household; (b) vested RSUs and vested in-the-money stock options (measured by intrinsic value); and (c) unvested RSUs that are subject only to time-based vesting conditions. Unexercised, out-of-the-money options shall not count toward the Ownership Guideline. Given that the annual equity grant under Section 4 has a grant date value of $100,000, a non-employee director who retains their annual equity grants will accumulate equity value of approximately $250,000 within two to three years of service, well within the five-year Phase-In Period. The Ownership Guideline is intended to be achievable and is not designed to be punitive or restrictive.

Until the Ownership Guideline is met, the Board Member is expected to retain at least 50% of net shares received upon the vesting or exercise of any Company equity award (after withholding applicable taxes). Once the Ownership Guideline is achieved, the Board Member is expected to maintain that level of ownership for so long as they serve on the Board. The Compensation Committee shall review compliance with the Ownership Guideline annually and may adjust the Ownership Guideline from time to time to reflect changes in the annual cash retainer or market practice, with any increase subject to a new five-year phase-in from the date of such adjustment.

5.3 Continuous Service; Forfeiture. "Continuous Service" means the Board Member's uninterrupted service as a member of the Board of Directors of the Company. Continuous Service shall be deemed to terminate on the effective date of the Board Member's resignation, removal, or other cessation of board service, not the date on which notice of such resignation or removal is given, unless no such effective date is set forth in the notice. Upon termination of Continuous Service for any reason other than death, disability, or a Change in Control: (a) any RSUs that have not vested as of the effective date of such termination shall be immediately and automatically forfeited without consideration and shall be returned to the Plan; and (b) no pro-rata vesting shall apply to annual RSU grants upon voluntary resignation.

5.4 Compensation Committee Discretionary Acceleration. The Compensation Committee of the Board retains the authority, in its sole discretion, to recommend to the Board to accelerate the vesting of any or all outstanding RSU awards in circumstances it determines to be appropriate, including but not limited to: (i) a board restructuring initiated by the Company; (ii) the Board Member's resignation required due to a conflict-of-interest recusal at the Company's request; or (iii) such other circumstances as the Compensation Committee deems equitable. Such acceleration shall not require stockholder approval unless required by applicable law, regulatory or exchange approval or the terms of the Plan.

5.5 Death or Disability. In the event of your death or permanent disability while you are serving as a Board Member, all then-outstanding and unvested RSU awards shall vest on a pro-rata basis, calculated as: (months of Continuous Service completed in the applicable vesting period ÷ total months in the vesting period) × total unvested RSUs in that period. Settlement shall occur within 30 days of the qualifying event. For purposes of this Agreement, "permanent disability" means the Board Member's inability to perform the duties of a member of the Board for a period of 180 consecutive days due to physical or mental incapacity, as determined by a licensed physician.

This Notice is issued pursuant to your Board Member Agreement.

Please do not hesitate to reach out with any questions.

Yours sincerely,

/s/ Miles Harrison

Miles Harrison

Chief Executive Officer

Conexeu Sciences, Inc.

ACKNOWLEDGED AND AGREED:

Dr. Aaron Farberg

Signature: /s/ Aaron Farberg_____    Date: June 15, 2026_______